Exhibit 99.42

CONTACT:

Paul Knopick

E & E Communications

949/707-5365

pknopick@eandecommunications.com

For Immediate Release

CORD BLOOD AMERICA CEO MATTHEW SCHISSLER,  ON NATIONAL BUSINESS RADIO, SAYS COMPANY NEARING ELIMINATION OF REGISTERED DEBT

LOS ANGELES, CA. – May 10, 2007 –- Cord Blood America, Inc. (OTC BB:  CBAI),  the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, said today that

CEO Matthew Schissler on the National Business Radio Show “Your Monies Worth” said the Company is moving closer to eliminating its registered debt.

“Debt helped this Company grow and grow quickly,” Mr. Schissler told the national radio and Internet audience.    “But we believe our stock price is languishing because of the debt.  The majority of the registered debt has been absorbed by the market in recent weeks, putting pressure on our stock.  We feel we are close to eliminating the registered debt altogether.”  Schissler commented further, “Clearing the debt along with positive growth have been the two top priorities of CBAI in 2007.  So far, we believe we are executing comfortably on this plan.”

Cord Blood America’s CEO said progress at the Company has been strong, with a 71 percent growth in revenues and a subsequent reduction in losses from 2005 to 2006.

“The Company, going forward, is focused on strategic accretive acquisitions, intelligent organic growth and becoming the nation’s first sustainable cash flow positive stem cell storage company,” Mr. Schissler told the show’s host, Mick Bazsuly.

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.